Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Premier Power Renewable Energy, Inc. (formerly Harry’s Trucking, Inc.):

We hereby consent to the use in this Registration Statement on Form S-8 (the “Registration Statement”) of our report dated March 7, 2008, relating to the balance sheet of Premier Power Renewable Energy, Inc. (formerly Harry’s Trucking, Inc.) (the “Company”) as of December 31, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, incorporating by reference in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
January 20, 2009